EXHIBIT 10.4
VOTING AGREEMENT
THIS VOTING AGREEMENT, dated as of September 14, 2026, is entered into by and between (i) Dream Finders Homes, Inc., a Texas corporation (the “Company”), and (ii) Patrick O. Zalupski (the “Stockholder”). Capitalized terms used herein without definition shall have the meanings set forth in Section 1.1.
W I T N E S S E T H:
WHEREAS, the Company proposes to issue and sell to certain accredited investors pursuant to a subscription agreement shares of a new series of its preferred stock to be designated as “Series B Convertible Preferred Stock” (the “Convertible Preferred Stock”) that will be convertible into shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) (such issuance and sale of Convertible Preferred Stock, the “Preferred Issuance”);
WHEREAS, in connection with the Preferred Issuance, the Company desires to obtain such approval as may be required by the New York Stock Exchange (“NYSE”) (or, if applicable, any such other trading market on which the Class A Common Stock may subsequently be primarily listed and quoted for trading) from the stockholders of the Company under 312.03(c) and/or 312.03(d) of the NYSE Listed Company Manual with respect to the issuance of the shares of Class A Common Stock underlying the Convertible Preferred Stock (the “Stockholder Approval”) at the next annual meeting of the Company’s stockholders and, if such Stockholder Approval is not obtained at such meeting, to use commercially reasonable efforts to hold one additional special meeting of the Company’s stockholders to seek such Stockholder Approval, and to continue to seek such approval at each subsequent annual meeting of the Company’s stockholders until such Stockholder Approval is obtained;
WHEREAS, as of the date hereof, the Stockholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act (as defined below)), and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) Common Shares (as defined below), in such amounts as set forth on Schedule II hereto, and such Common Shares are a sufficient number under the Company’s governing documents to obtain the Stockholder Approval; and
WHEREAS, the Stockholder desires to enter into this Agreement with the Company with respect to the Stockholder Approval as described above.
NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
SECTION 1.1Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
“Affiliates” of any Person means any Person, directly or indirectly, Controlling, Controlled by or under common Control with such Person.
“Agreement” means this Voting Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.
“Class A Common Stock” has the meaning set forth in the recitals to this Agreement.
“Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of the Company.
“Common Shares” means the shares of Class A Common Stock and Class B Common Stock.
“Company” has the meaning set forth in the preamble to this Agreement.
“Control” (including its correlative meanings “under common Control with” and “Controlled by”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership or other interests, by contract or otherwise.
“Convertible Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Expiration Date” shall have the meaning set forth in Section 4.1.
“NYSE” has the meaning set forth in the recitals to this Agreement.
“Permitted Transfer” has the meaning set forth in Section 2.2.
“Person” means an individual, corporation, company, limited liability company, association, partnership, joint venture, organization, business, trust or any other entity or organization, including a government or any subdivision or agency thereof.
“Preferred Issuance” has the meaning set forth in the recitals to this Agreement.
“Shares” means (i) the Common Shares held by the Stockholder as of the date hereof, as set forth in Schedule II hereto, and (ii) any Common Shares hereafter acquired by the Stockholder during the Voting Period (as defined below), including by reason of any stock split, stock dividend, distribution, reclassification, recapitalization or other transaction, or pursuant to the exercise, exchange or conversion of, or other transaction involving, any and all convertible securities, warrants, options or rights to acquire Common Shares or otherwise, whether or not held by the Stockholder as of the date hereof.
“Stockholder Approval” has the meaning set forth in the recitals to this Agreement.
“Stockholder” has the meaning set forth in the preamble to this Agreement.
“Transfer” has the meaning set forth in Section 2.2.
“Voting Period” shall have the meaning set forth in Section 2.1.

ARTICLE II
AGREEMENT TO VOTE SHARES
SECTION 2.1Stockholder Approval. The Stockholder hereby irrevocably and unconditionally agrees that, during the period from the date hereof through the Expiration Date (such period, the “Voting Period”), at each annual or special meeting of stockholders of the Company (and at every adjournment or postponement thereof) at which the Stockholder Approval is sought, the Stockholder shall (i) appear at such meeting (in person or by proxy) or otherwise cause the Shares to be counted as present thereat for purposes of determining a quorum, (ii) vote all Shares owned or held of record by the Stockholder at such meeting in favor of such Stockholder Approval, until such time as such Stockholder Approval has been obtained and (iii) vote all Shares owned or held of record by the Stockholder at such meeting against any matters other than the Stockholder Approval for which any of the Company’s stockholders shall seek a stockholder vote (including any adjournment or postponement of any meeting) which would impede or delay the approval of the Stockholder Approval.
SECTION 2.2Restrictions on Transfer; Other Agreements. The Stockholder hereby covenants and agrees that the Stockholder shall not, during the Voting Period, (i) sell, transfer, assign, distribute, gift or otherwise dispose of (including by merger or otherwise by operation of law) Shares (collectively, a “Transfer”) that would cause the Stockholder (together with his Affiliates and any other Person directly or indirectly Controlled by him), to cease to Control and retain voting power with respect to, directly or indirectly, Common Shares representing more than 50% the total voting power of all of the Company’s outstanding Common Shares of the Company, other than in connection with a Permitted Transfer; or (ii) take, or agree to take, any action that would have the effect of preventing or delaying the Stockholder from performing any of his obligations under this Agreement, including by agreeing (whether or not in writing) to take any actions referred to in the foregoing clauses (i) and (ii) of this Section 2.2 that would have the impact of the Stockholder not retaining more than 50% of the total voting power of all of the outstanding Common Shares of the Company.
For purposes of this Section 2.2, “Permitted Transfer” means any Transfer of Shares (i) to any family members of the Stockholder, (ii) to any investment funds or vehicles controlled or managed by the Stockholder, (iii) by gift to a trust, the beneficiary of which is a Person to whom a Transfer would be permitted under clause (i), or to a charitable organization, (iv) by virtue of laws of descent and distribution upon death of the Stockholder, (v) pursuant to a qualified domestic relations order, or (vi) to a nominee or custodian of a Person to whom a Transfer would be permitted under clause (i); provided, however, that in each case, as a precondition to such Transfer, such transferee must enter into a written agreement with the Company and the Stockholder agreeing to assume all of the obligations under this Agreement with respect to such Shares and to be bound by the transfer restrictions set forth in this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Stockholder hereby represents and warrants to the Company that as of the date such party executes this Agreement:
SECTION 3.1Existence; Authority; Enforceability. The Stockholder has the power and authority to enter into this Agreement and to carry out his obligations hereunder. This Agreement has been duly executed by the Stockholder and constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws relating to or affecting creditors’ rights generally, or by the general principles of equity. The Stockholder confirms that he has had an opportunity to consult with counsel as to his rights and responsibilities under this Agreement.

SECTION 3.2Absence of Conflicts. The execution and delivery by the Stockholder of this Agreement and the performance of the Stockholder’s obligations hereunder does not and will not (i) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which the Stockholder is a party or (ii) violate any law applicable to the Stockholder.
SECTION 3.3Consents. No consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Stockholder in connection with the execution, delivery or performance of this Agreement.
SECTION 3.4Title to Common Shares. As of the date hereof, the Stockholder is the beneficial owner of that number of Common Shares set forth on Schedule II hereto. Except as set forth on set forth on Schedule II hereto, such Common Shares are owned free and clear of any security interest, lien, claim, pledge, option, right of first refusal, agreement or limitation on the Stockholder’s voting rights, or any charge or other encumbrance. Except as set forth on set forth on Schedule II hereto, the Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Common Shares owned by the Stockholder.
ARTICLE IV
MISCELLANEOUS
SECTION 4.1Termination. This Agreement shall terminate and be of no further force and effect upon the earliest to occur of: (a) the Stockholder Approval being obtained or (b) such other time after the date hereof that the Company is no longer required to seek the Stockholder Approval (any such effective date of termination, the “Expiration Date”).
SECTION 4.2Successors and Assigns. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto.
SECTION 4.3Amendment and Modification. This Agreement may be amended only by a written instrument duly executed by the Company and the Stockholder.
SECTION 4.4Notices. Notices to the Company and to the Stockholder shall be sent to their respective addresses as set forth on Schedule I attached to this Agreement. The Company and the Stockholder may require notices to be sent to a different address by giving notice to the other parties in accordance with this Section 4.4. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (a) upon receipt if and when delivered personally, sent by facsimile transmission (the confirmation being deemed conclusive evidence of such delivery), electronic mail (“e-mail”) transmission (provided a receipt of such e-mail is requested and received) or by courier service, or (b) two (2) calendar days after being sent by registered or certified mail (postage prepaid, return receipt requested), to such parties at such address.
SECTION 4.5Entire Agreement. The provisions of this Agreement and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior oral and written agreements and memoranda and undertakings among the parties hereto with regard to such subject matter. This Agreement is not intended to confer upon any Person not a party hereto (or their successors and permitted assigns) any rights or remedies hereunder.
SECTION 4.6Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

SECTION 4.7Service of Process and Venue. The parties (i) hereby irrevocably and unconditionally submit to the jurisdiction of the courts of the State of Texas sitting in Dallas County and to the jurisdiction of the United States District Court for the Northern District of Texas for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement; (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the courts of the State of Texas sitting in Dallas County or the United States District Court for the Northern District of Texas; and (iii) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.
SECTION 4.8WAIVER OF RIGHT TO JURY TRIAL. EACH PARTY HERETO, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
SECTION 4.9Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
SECTION 4.10Further Assurances. At any time or from time to time after the date hereof, the parties hereto agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as any other party may reasonably request in order to evidence or effectuate the provisions of this Agreement and to otherwise carry out the intent of the parties hereunder.
SECTION 4.11No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares beneficially owned by the Stockholder shall remain vested in and beneficially owned by the Stockholder. The Company shall not have the authority to direct the Stockholder in the voting or disposition of any Shares except as otherwise expressly provided herein.
SECTION 4.12Specific Performance. The parties hereto agree that the other parties would be irreparably damaged in the event that any of the provisions of this Agreement were not performed by any of the parties in accordance with their specific terms or were otherwise breached by any party, and that the other parties would not have an adequate remedy at law for money damages in such event. It is accordingly agreed that each of the parties shall be entitled, without posting any bond or other undertaking, to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which each party is entitled at law or in equity.
[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has signed this Agreement as of the date first above written:

Dream Finders Homes, Inc.

By:	/s/ Robert E. Riva, Jr.
Name:	Robert E. Riva, Jr.
Title:	General Counsel and Vice President
Signature Page to Voting Agreement

Patrick O. Zalupski

/s/ Patrick O. Zalupski

Signature Page to Voting Agreement

SCHEDULE I
COMPANY:
Dream Finders Homes, Inc.
14701 Philips Highway, Suite 300
Jacksonville, Florida 32256
E-mail: [*****]
Attention: Robert E. Riva, Jr.
with a required copy to (which copy shall not constitute notice):
Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, FL 33602
E-mail: svazquez@foley.com
Attention: Steven W. Vazquez
STOCKHOLDER:
Patrick O. Zalupski
14701 Philips Highway, Suite 300
Jacksonville, Florida 32256
E-mail: [*****]
with a required copy to (which copy shall not constitute notice):
Foley & Lardner LLP
100 North Tampa Street, Suite 2700
Tampa, FL 33602
E-mail: svazquez@foley.com
Attention: Steven W. Vazquez
Dream Finders Homes, Inc.
14701 Philips Highway, Suite 300
Jacksonville, Florida 32256
E-mail:[*****]
Attention: Robert E. Riva, Jr.

SCHEDULE II

Stockholder	Shares of Class A Common Stock*	Shares of Class B Common Stock*
Patrick O. Zalupski	1,624,523	57,726,153
*Includes 596,158 shares of Class B common stock held by POZ Holdings, Inc., and 1,000,000 shares of Class B common stock held by POZ BR, LLC, both entities that Mr. Zalupski controls. The amount beneficially owned also includes the following:
•35,500,000 shares of Class B common stock owned by Mr. Zalupski that are pledged as security for margin loans.
•4,000,000 pledged shares (the “Pledged Shares”) of Class B Common Stock to secure obligations. Mr. Zalupski entered into prepaid variable forward sale contracts on August 14, 2024, December 5, 2024, June 5, 2025, and March 16, 2026. Under these contracts, Mr. Zalupski retains both dividend and voting rights in the Pledged Shares during the term of the pledge. The contracts obligate Mr. Zalupski to deliver to the buyer, on the applicable settlement date for each of the 10 components, up to one hundred percent (100%) of the number of Pledged Shares for such component or, at Mr. Zalupski's option, an equivalent amount of cash. The number of shares to be delivered to the buyer on the settlement date (or on which to base the amount of cash to be delivered to the buyer on the settlement date) is to be determined as follows: (a) if the volume-weighted average price of the Class A Common Stock on the designated valuation date for the applicable component within the period from 8/16/2027 to 8/27/2027 with respect to 1,000,000 shares, 5/15/2028 to 5/26/2028 with respect to 1,000,000 shares, 3/20/2029 to 4/3/2029 with respect to 1,000,000 shares, and 12/3/2029 to 12/14/2029 with respect to 1,000,000 shares (each, a “Settlement Price”) is less than or equal to $22.12, $24.01, $17.27 or $12.02, respectively, as applicable, (the “Floor Price”), Mr. Zalupski will deliver to the buyer all of the Pledged Shares for the applicable component; (b) if such Settlement Price is greater than the Floor Price but less than or equal to $55.30, $66.02, $37.78 or $26.29, respectively, as applicable (the “Cap Price”), Mr. Zalupski will deliver to the buyer the number of shares equal to one hundred percent (100%) of the Pledged Shares for the applicable component multiplied by a fraction, the numerator of which is the Floor Price and the denominator of which is such Settlement Price and (c) if such Settlement Price is greater than the Cap Price, Mr. Zalupski will deliver to the buyer the number of shares equal to one hundred percent (100%) of Pledged Shares for the applicable component multiplied by a fraction, the numerator of which is the Floor Price plus the excess of such Settlement Price over the Cap Price, and the denominator of which is such Settlement Price.
Excludes the following shares subject to time vesting and subject to continued service with the Company: (i) 44,283 shares of Class A common stock vesting on March 6, 2027, (ii) 132,152 shares of Class A common stock vesting in equal installments on March 5, 2027 and March 5, 2028, and (iii) 287,119 shares of Class A common stock vesting in equal installments on March 6, 2027, 2028, and 2029.